Exhibit 10.4

DISTRIBUTION AGREEMENT

This Distribution Agreement (this “Agreement”) is being executed on August 9, 2007 by and between Cook Biotech Incorporated, an Indiana corporation having a place of business at 1425 Innovation Place, West Lafayette, Indiana 47906 (“Cook”), and Keystone Dental, Inc., a Delaware corporation having a place of business at 3 Burlington Woods Drive, Burlington MA 01803 (“Distributor”).

Recitals

1.	Cook is engaged in the business of designing, developing and manufacturing Products.

2.	Distributor desires to act as an independent distributor of the Products in the Field.

Accordingly, in consideration of the mutual covenants contained herein, the parties agree as follows:

ARTICLE I—Appointment

A.

Upon execution by both parties of the Acknowledgement attached to this Agreement as Exhibit D, Cook appoints Distributor, and Distributor accepts the appointment, as its exclusive, worldwide distributor for Cook of its Surgisis® periodontal patch (the “Initial Product”) for use in the oral cavity for endodontic and periodontal applications and oral and maxillofacial surgery solely as they relate to dental soft or hard tissue repair or reconstruction (the “Field”).

B.

Distributor shall also have the right to be the exclusive, worldwide distributor in the Field of such other products as Cook may from time to time develop that have applications in the Field, solely for use in the Field, for so long as this Agreement remains in effect and Distributor is not in material breach of any of its material obligations hereunder. The Initial Product and such other products are sometimes referred to in this Agreement, individually as a “Product” and together as the “Product.”

C.

As an independent distributor, Distributor shall purchase all Products from Cook. Distributor shall not modify, or consent to any modification of, any Product, without the prior written consent of Cook

D.

Cook reserves the right to appoint one or more distributors to sell Products for uses outside of the Field, and may itself distribute Product for uses outside of the Field, acting directly or through any of its affiliates.

E.

Should Distributor fail to meet its obligations under this Agreement and fail to cure such failure within ninety (90) days of Cook’s written notice specifying such failure in reasonable detail, in addition to all other rights and remedies of Cook under this Agreement, Cook may, after giving Distributor not less than thirty (30) days further written notice of its intention to appoint, appoint one or more additional distributors to sell Products in the Field.

F.

In the event Cook appoints any additional distributors, (i) Distributor’s appointment hereunder shall automatically become non-exclusive, (ii) Distributor shall not be entitled to compensation, indemnification, or monetary or non-monetary relief under the laws of any country or otherwise by virtue of Cook’s appointment of additional distributors in Field within Territory, as provided herein, but (iii) Distributor may terminate this Agreement and its future obligations hereunder by written notice to Cook given at any time after the appointment of any additional distributor has become effective.

ARTICLE II—Representations and Warranties of Distributor

A.	To induce Cook to enter into this Agreement, Distributor represents and warrants to Cook that Distributor:

(i)	is a legal entity duly organized and existing under the laws of the State of Delaware, and has full power, authority, and legal right to perform and observe the terms and conditions of this Agreement;

(ii)

at its sole expense, has obtained and throughout the Term will maintain all governmental and statutory permits, licenses, approvals (except for the Regulatory Approvals set forth in Article IV(B), registrations and certificates and satisfy all governmental and other statutory requirements in connection with the importation, sale, marketing, advertising, promotion and distribution of Product in the Field within those countries in the Territory where Distributor shall distribute Product (collectively “Governmental Approvals”);

(iii)	shall register itself as Cook’s distributor in those countries where such registration is required by law in connection with the performance of this Agreement;

(iv)

at its sole expense, shall satisfy and comply with, and shall cause its agents, employees, contractors and sub-distributors to comply with, all Governmental Approvals and all laws, rules and regulations of each country where Distributor distributes Product;

(v)	shall not incur any liability on behalf of Cook or attempt to pledge Cook’s credit, or describe or represent itself as Cook’s agent or legal representative;

(vi)

shall not intervene or instigate any intervention with Cook’s authority to appoint other distributors to the extent permitted by this Agreement, it being understood that this provision does not preclude Distributor from taking appropriate actions to protect its exclusivity within the Field;

(vii)	shall not under any circumstances directly or indirectly promote or solicit the sale of Products for use outside of the Field:

(viii)

shall not directly or indirectly use any payments, discounts, or other benefits received from Cook or any proceeds derived from the sale or distribution of Product to make any payment or political contribution to an agent, employee, or representative of any government, governmental agency, or other organization directly or indirectly owned or controlled by any government, or any payment to an agent, employee, or representative of a customer of Product;

(ix)	shall not make any warranty with respect to the performance or efficacy of any Product other than to refer to the manufacturer’s warranties under Article VI; and

(x)

shall not directly or indirectly promote, solicit, handle, or engage in the manufacturing, importing, or sale or distribution of products that are similar in kind, character or use to any Product then manufactured by Cook that has applicability in the Field, so long as the Product manufactured by Cook is competitive in terms of quality, price and availability.

ARTICLE III—Obligations of Distributor

A.	During the Term of this Agreement, Distributor at its own expense shall:

(i)	provide Cook with copies of all correspondence and documents issued or received in connection with obtaining, maintaining or complying with the Governmental Approvals;

(ii)	use all commercially reasonable efforts to promote, solicit, and expand the sale of Products within the Field;

(iv)

immediately cease the sale or distribution of Products to any person or entity which Distributor knows or should know is using, permitting use of, or distributing to third parties who are using or permitting use of, the Product outside of the Field.

(iv)

cooperate with Cook in all reasonable respects in connection with any regulatory investigation or proceeding affecting any Product, including but not limited to providing Cook with data and information necessary for Cook to determine Distributor’s compliance with Governmental Approvals, in a format to be mutually agreed upon by the parties;

(v)

immediately inform Cook in writing of, and render such reasonable assistance to Cook as it may reasonably request, in connection with the investigation and resolution of all complaints, adverse experience or vigilance reports, warranty claims, other claims and other feedback made by customers or governmental authorities in connection with Product;

(vi)

handle and store or warehouse all Products in a manner that prevents both (a) contamination and physical damage to Product, and (b) any adverse effect to the Product caused by light, temperature or humidity. Distributor shall establish written procedures for warehouse control and distribution of Product to assure that environmental conditions are controlled, that the oldest Product kept in storage shall be distributed first, and that separate lots of Product shall be kept seperately, according to lot numbers. All records required to be maintained under this Agreement for regulatory compliance purposes shall be maintained by Distributor so that such records are reasonably accessible to Cook for inspection Distributor shall segregate all Products it is storing from any product manufactured or sold to it by third parties;

(vii)

cooperate with Cook in all reasonable respects in connection with any voluntary and/or mandatory hold, stop distribution or recall order issued by Cook or any regulatory authority in connection with any Product;

(viii)

maintain adequate product liability, general public liability, employment, and property damage. insurance, consistent with its obligations hereunder, against any claim or claims relating to Products that may be asserted in connection with Distributor’s marketing, handling and distribution of the Product, in amounts reasonably acceptable to Cook and naming Cook as an additional insured. Distributor shall deliver to Cook an insurance certificate demonstrating the foregoing coverage, issued by an insurance company licensed to do business in each country where Distributor distributes Product, and signed by an authorized agent of the insurance company; and

(ix)

comply with all applicable laws, rules and regulations of each country where Distributor distributes Product, including (i) the United States federal anti-kickback statute (42 U.S.C. § 1320a-7(b)) and the related safe harbor regulations, and (ii) the Limitation of Certain Physician Referrals, also referred to as the “Stark Law” (42 U.S.C. § 1395nn).

ARTICLE IV—Obligations of Cook

A.

During the Term of this Agreement, Cook shall sell Products to Distributor for sale and distribution in the Field, in such quantities and with such delivery times, as Distributor may reasonably request, subject to the terms and conditions of this Agreement.

B.

During the Term of this Agreement, Cook shall have the sole discretion to: i) maintain in its own name, and at its own expense, the Regulatory Approvals that Cook has obtained as of the Effective Date for Product in the United States, the European Union and Canada; and ii) be responsible, for filing, obtaining and maintaining the Regulatory Approvals required for the manufacture, transport, and sale of the Product in each country other than the United States, the European Union and Canada. Cook and the Distributor will discuss and agree upon which other countries in the Territory that the Distributor should distribute Product. Distributor agrees to assist Cook, at Cook’s expense, with such Regulatory Approval endeavors as and when needed. Such Regulatory Approvals shall be sought and obtained by Cook in Cook’s own name and shall be owned by Cook. “Regulatory Approval” shall mean the approval, and all governmental permits or other administrative law prerequisites necessary or desirable in obtaining the approval, required by the FDA or the equivalent agency or governmental authority in any national jurisdiction other than the United States for commercial sale of Product in the Field, including but not limited to, any pre-clinical and clinical trials.

C.

Cook hereby confirms that it has not heretofore granted to any third party rights to distribute the Initial Product for use in the Field. Cook shall include in all agreements with third parties entered into on and after the date hereof during the Term that involve the distribution of Products express provisions barring the promotion, marketing, sale and distribution of Products for use in the Field during the Term. Cook shall undertake to enforce such provisions when so requested by Distributor. Notwithstanding the foregoing, Cook shall have no responsibility or obligation to compensate or indemnify Distributor for any sale of Products to, or for the ultimate use or benefit of, customers within the Field by other distributors which Cook may authorize to promote, market, solicit, or undertake the sale of Product outside of the Field, or by unauthorized third parties.

D.

Cook, at its own expense, and upon Distributor’s written request, shall provide Distributor with the materials and services described below in the English language, and, if available, in other applicable languages:

(i)	technical advice relating to the use of Product;

(ii)	reasonable assistance in solving customer complaints; and

(iii)	reasonable quantities of physician samples, samples for meetings and representative samples.

Distributor shall assume sole responsibility for translating said materials into languages other than English spoken in the Territory (“Language”) and Distributor shall provide Cook with copies of all translations of all such material.

E.	Cook shall not incur any liability on behalf of Distributor or attempt to pledge Distributor’s credit, or describe or represent itself as Distributor’s agent or legal representative.

F.

Cook shall maintain adequate product liability, general public liability, employment, and property damage insurance, consistent with its obligations hereunder, against any claim or claims relating to Products that may be asserted in connection with Cook’s manufacturing of the Product. Cook shall deliver to Distributor an insurance certificate demonstrating the foregoing coverage.

G.

Cook will promptly inform Distributor of any written notice or observation that Cook receives from, a regulatory authority or other third party concerning the Product that effects Distributor’s ability to distribute the Product.

ARTICLE V—Orders, Prices Forecasts and Minimum Purchases

A.

Distributor shall submit all purchase orders for Product to be purchased by Distributor directly to Cook in writing. Within five (5) business days of receipt of each purchase order, Cook shall acknowledge in writing its acceptance or rejection of such purchase order and notify Distributor of the anticipated date of shipment. Cook shall not be bound by any order unless Cook has acknowledged same.

B.

Attached hereto as Exhibit A is a schedule of the targeted resale price for the Initial Product (including expected discounts reasonable and customary in the dental industry) as determined by Cook and Distributor (“Targeted Net Resale Price”). Cook and Distributor will review Targeted Net Resale Price annually and adjust Targeted Net Resale Price to the extent so agreed by the parties. The initial price of the Initial Product (the “Purchase Price”) at which Distributor shall purchase the Initial Product from Cook shall be the greater of $31.00 or forty percent (40%) of its Targeted Net Resale Price. The Purchase Price for additional Products shall be similarly determined to be forty percent (40%) of its Target Net Resale Price. Nothing contained in this Article V(B) shall preclude Distributor from setting its actual resale prices. Regardless of the actual resale price set by Distributor for Products, Distributor will purchase Product from Cook at the Purchase Price.

C.

Cook shall pack Product with regularly used packing material, and shall ship Product to Distributor, DDU (Incoterms 2000) airport in the Territory designated by Distributor in its purchase order. Title to Product shall pass to Distributor when delivered in the Territory pursuant to the terms set forth above.

D.

Payment terms shall be net thirty (30) days from date of invoice. Distributor shall pay all taxes, fees, levies, duties and other payments required in connection with the importation, distribution, marketing and sale of Product in the Territory (“Fees”).

E.

All payments by Distributor shall be made in United States dollars at the address of Cook hereinafter specified or such other place as Cook may designate from time to time, or by wire transfer to the bank account which Cook may indicate in writing. At Cook’s sole discretion, any amount not paid by Distributor within thirty (30) days from the date of invoice shall bear interest at the rate of prime (as established by The Wall Street Journal) plus two percent (2%) per annum or at such lesser rate equal to the highest legal rate permitted by the laws of the Territory from the date when payment was due until the date of effective and complete payment.

F.

Commencing on the Effective Date, and on or about the first day of each month thereafter throughout the Term, Distributor shall provide to Cook in writing a forecast of Distributor’s estimated requirements for quantities of Products for the next succeeding twelve (12) month period (the “Forecast”). Along with the initial written Forecast provided to Cook under this Article V(F), Distributor shall issue a purchase order to Cook for the quantities of Products specified in the first three (3) months of the Forecast. Thereafter, along with each updated Forecast, Distributor shall issues a purchase order for the third month in the updated Forecast. In no event shall Cook be obligated to (a) accept an order for a quantity of Product for any single month which is in excess of two hundred percent (200%) of the forecast for such month set forth in the immediately preceding Forecast, or (b) deliver to Distributor in any three (3) month period greater than One Hundred Twenty Percent (120%) of the quantity of Product set forth in the Forecast for that period. Notwithstanding the foregoing, Cook will use commercially reasonably efforts to deliver the quantity of Product ordered by Distributor during the Term.

G.

During the first twelve (12) full calendar months of the Term and during each three (3) month calendar quarter thereafter during the Term (“Quarter”), Distributor shall purchase the minimum quantity of Product from Cook specified on Exhibit B (“Minimum Quantity”) at the Purchase Price. Minimum quantity purchase requirements will be established for other Products as they are added.

H.

In the event Distributor fails to purchase the Minimum Quantity in any Quarter, and such failure is not due to Cook’s inability to supply the Product to meet the Minimum Quantity, Cook shall notify Distributor of such failure in writing and Distributor, within thirty (30) days of receipt of such notice, shall pay Cook, as a remedy for Distributor’s default, and not as a penalty, the difference between the purchase price of the Minimum Quantity and the purchase price of Product purchased by Distributor during such Quarter and Cook shall deliver the quantity of Product corresponding to such payment to Distributor. In the event Distributor pays Cook the difference within thirty (30) days after receipt of such notice, Distributor shall no longer be deemed in default under this Agreement. In the event Distributor fails to make such payment within the applicable time period, then Cook, at its option, and in addition to all other remedies available to Cook under this Agreement, may terminate this Agreement immediately upon written notice to Distributor.

ARTICLE VI—Warranties

A.

Cook warrants that all Products (i) are and will be manufactured in accordance with cGMP as established by the United States Food & Drug Administration (ii) are and will be true to label, (iii) are and will be free from defects in materials and workmanship, (iv) will conform to Cook’s then current manufacturing specifications when manufactured, and (v) shall have a shelf life of fourteen (14) months from date of delivery. In addition, Cook warrants that it has clear title to all Products and all Products shall be delivered free of liens and encumbrances. The term of this warranty for the Initial Product shall in no event extend beyond the latest of (a) the stated expiration date of such Product, (b) the term of the warranty set forth in Product packaging or inserts, or (c) fourteen (14) months from delivery to Distributor.

B.

THE WARRANTIES SET FORTH IN ARTICLE (VI)(A) ABOVE ARE EXCLUSIVE AND IN LIEU OF AND SHALL SUPERSEDE ALL OTHER WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL. THERE ARE NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OF NON-INFRINGEMENT. COOK ACKNOWLEDGES THAT THE IMMEDIATELY PRECEDING SENTENCE DOES NOT RESTRICT OR REMOVE WARRANTIES THAT EXPRESSLY MAY NOT BE RESTRICTED OR REMOVED BY OPERATION OF LAW. NO REPRESENTATIVE OF COOK MAY CHANGE ANY OF THE FOREGOING AND DISTRIBUTOR ACCEPTS PRODUCT SUBJECT TO THE TERMS HEREOF.

C.

Distributor’s sole and exclusive remedy for any claim arising out of the alleged breach by Cook of its warranties under this Article VI, regardless of whether such claim is based on tort law, breach of contract, breach of warranty or any other legal or equitable theory (“Claim”), is replacement of any nonconforming Product. Under no circumstances shall Cook be liable for loss of use, lost profits or any other collateral, special, consequential, punitive or other damages, losses, or expenses in connection with or by reason of any Claim.

D.	Cook’s warranty obligations shall apply equally to Products manufactured by Cook and Products manufactured for Cook by its subcontractors.

E.

Cook may request the return of any alleged non-conforming Product in order to substantiate a claim under its warranties, and Distributor, at Cook’s expense, shall return such Product if Distributor has such Product in its possession or has reasonable access to same.

ARTICLE VII—Trademarks and Trade Names

A.

Distributor acknowledges Cook’s exclusive right, title and interest in the trademarks and trade names listed in all catalog and product sheets issued by Cook (collectively “Trademarks”), and Distributor shall not at any time do or cause to be done any act or thing which directly or indirectly challenges, impairs or adversely affects the Trademarks or Cook’s goodwill therein. Distributor shall not acquire any right, title, or interest in the Trademarks by virtue of the execution, performance or termination of this Agreement. Distributor shall not use any Trademark, without Cook’s prior written consent. All goodwill resulting from Distributor’s use of the Trademarks shall inure to the benefit of Cook. Cook acknowledges Distributor’s exclusive right, title and interest in the trademarks and trade names listed on Exhibit C to this Agreement and shall not at any time do or cause to be done any act or thing which directly or indirectly challenges, impairs or adversely affects such trademarks or Distributor’s goodwill therein. Cook shall not acquire any right, title, or interest in the trademarks listed on Exhibit C by virtue of the execution, performance or termination of this Agreement. Cook shall not use any trademark listed on Exhibit C, without Distributor’s prior written consent. All goodwill resulting from Distributor’s use of the trademarks listed on Exhibit C shall inure to the benefit of Distributor.

B.

Distributor shall use the Trademarks only in connection with the importation, marketing, distribution and sale of Product. Distributor shall not use or adopt the Trademarks or any confusingly similar word or symbol as part of its company name. Distributor shall not alter the Trademarks. Distributor shall submit to Cook for approval, prior to use, distribution, or disclosure any advertising, promotion or publicity media in which the Trademarks are to be used. Such approval will not be unreasonably withheld; however, Cook shall have the right to require, at its sole discretion, the correction or deletion of any misleading, false, objectionable or inappropriate material from any such media.

C.

Cook reserves the right to bring such legal action in the courts or administrative agencies of any country as may be required to prevent the infringement, imitation, unauthorized sale, purchase or distribution, illegal use, or misuse of the Trademarks or Product. Distributor promptly shall notify Cook of any infringement, imitation, unauthorized sale, purchase or distribution, illegal use, or misuse of the Trademarks or Product which comes to Distributor’s attention, and shall render at Cook’s expense any assistance which Cook may reasonably request in protecting the Trademarks and the unauthorized sale, purchase and distribution of Product.

ARTICLE VIII—Sub-distributors

Upon written notice to and the consent of Cook, which will not be unreasonably withheld, Distributor may appoint sub-distributors for the Products, provided Distributor shall cause all sub-distributors to agree in writing to be bound by, and comply with, all of the obligations imposed on Distributor under this Agreement.

ARTICLE IX—Confidentiality

A.

“Confidential Information” shall mean all data, specifications, marketing materials, formulae, records, sales manuals, customer lists, mailing lists, letters, technical documents, brochures, price lists and all other material, whether written, oral or electronic, provided to or obtained by Distributor or an Affiliate (defined below) relating to Cook or Distributor or their respective affiliates. The term “affiliate” specifically includes Cook Group Incorporated and any other company in which Cook Group Incorporated owns a majority interest Neither Cook nor Distributor shall at any time disclose Confidential Information of the other party to any person or entity without the other party’s prior written approval. Cook and Distributor shall each exercise the highest degree of care to prevent any unauthorized disclosure of Confidential Information to third parties and shall use the Confidential Information only to carry out their respective obligations under this Agreement.

B.

Notwithstanding the foregoing, Distributor may disclose Confidential Information without Cook’s prior written approval to such of Distributor’s employees and sub-distributors who must know the same for purposes of importing, marketing, distributing or selling Product in the Field; provided, however, that Distributor shall cause all such employees and sub-distributors to comply with the provisions of this Article IX. If Cook reasonably believes that a breach of the foregoing obligations has occurred and so informs Distributor, Distributor, at Cook’s cost and expense, shall diligently pursue any claim, action in law or equitable remedy requested by Cook, to enforce the foregoing obligation, or obtain damages for breach of the foregoing obligation by any third party. All such damages obtained for breach of the foregoing obligations shall be paid to Cook.

C.

Upon request of Cook, or in the event of expiration or termination of this Agreement for any reason, Distributor shall promptly return to Cook all Confidential Information. Distributor shall maintain the Confidential Information in confidence in perpetuity.

ARTICLE X—Term, Expiration and Termination; Survival of Provisions

A.

The term of this Agreement commences on the date on which both parties agree that the results of clinical testing of the Initial Product are satisfactory and have executed the Acknowledgement attached to this Agreement as Exhibit D (“Effective Date”) and continues in full force and effect for a period of (5) five years from the date of the first commercial shipment unless extended by mutual agreement of the parties or earlier terminated in accordance with this Article X (“Term”).

B.	Cook may terminate this Agreement, effective immediately, without demand or judicial resolution, upon written notice to Distributor, in the event of any of the following:

(i)

a breach by Distributor of any obligation to pay undisputed amounts owing under this Agreement, which breach is not cured within thirty (30) days after receiving written notice of such breach from Cook, it being understood that Cook shall not be obligated to deliver Products while undisputed amounts remain unpaid;

(ii)

a breach by Distributor of any non-monetary representation or warranty or obligation contemplated in this Agreement, which breach is not cured within sixty (60) calendar days after receiving written notice of such breach from Cook;

(iii)

any assignment by Distributor for the benefit of its creditors; the appointment of a receiver liquidator, or committee of creditors for all or substantially all of Distributor’s business or assets; the filing of a petition for voluntary or involuntary bankruptcy or similar proceeding by or against Distributor or the liquidation of Distributor;

(iv)	the expropriation, confiscation, or nationalization of all or substantially all of Distributor’s business or assets;

(v)

any assignment or transfer of this Agreement or any right or obligation hereunder by Distributor, except as permitted under Article VIII of this Agreement, or, except as otherwise provided in clause (vi), below, in connection with the sale by Distributor of all or substantially all of its business and assets;

(vi)

the direct or indirect acquisition of all or substantially all of Distributor’s business and assets or a majority equity interest in Distributor by a person or other entity selling, manufacturing, importing, or distributing products that directly compete with Products; or

(vii)

the introduction of any bill in the legislature of any national or governmental subdivision or the passage or issuance of any provision, statute, decree, order, notice, rule or document having the force of law within any country granting independent sales representatives, distributors, or dealers the right to receive extra contractual indemnification from principals upon the latter’s termination or refusal to renew applicable agreements between the parties, provided that termination pursuant to this clause (vii) shall be with respect to and affect only Distributor’s contractual right to distribute Products in the country in question;

(ix)	any change in the law which restricts, limits or prohibits the importation, sale, marketing or distribution of Product.

C.

Distributor may terminate this Agreement in the event of a breach by Cook of any material obligation contemplated in this Agreement which is not cured within sixty (60) calendar days after receiving written notice of the breach from Distributor.

ARTICLE XI—Consequences of Expiration or Termination

A.

On expiration or termination of this Agreement for any reason, all rights granted herein to Distributor and sub-distributors, if any, hereunder will immediately cease. Upon such expiration or termination, Distributor, at the request of Cook, shall assign all Governmental Approvals, to the extent permitted by governmental authority, or reasonably cooperate with Cook in obtaining the Governmental Approvals in the name of Cook or its designee, all at Cook’s expense unless termination was by Cook for cause pursuant to Article (X)(B)(i), (ii) or (v), including without limitation supplying all applications, data and materials relating to the Governmental Approvals to Cook, or its designee.

B.	Articles III(A)(vii), IlI(A)(ix), VI, VII, IX, XI and XIII of this Agreement shall survive its expiration or termination.

C.	In addition, the following terms and conditions shall survive the expiration or termination of this Agreement and be continuous obligations of Distributor:

(i)

except as otherwise provided in clause (ii) below and except as Cook and Distributor may then otherwise agree, all Products owned by Distributor as of the date of expiration or termination or acquired by Distributor after termination or expiration may continue to be sold by Distributor, but shall under no circumstances be sold at a price below the lowest price charged by Distributor for such Product during the last twelve (12) months prior to the expiration or termination of this Agreement;

(ii)

if termination was by Cook for cause pursuant to Article (X)(B)(i), (ii) or (v), all Products owned by Distributor before or after the effective date of expiration or termination may be purchased by Cook for the original net price paid by Distributor, FCA (Incoterms 2000) Cook or such place of business, as Cook shall designate, less twenty-five percent (25%) for inspection and restocking expenses, and Distributor shall pay all shipping fees, insurance costs and expenses;

(iii)

all Product in Distributor’s possession or control which has not been paid for by Distributor shall be shipped promptly to Cook, FCA (Incoterms 2000) Cook or such place of business as Cook shall designate, and Cook shall pay all shipping fees, insurance costs and expenses, unless termination was by Cook for cause pursuant to Article (X)(B)(i), (ii) or (v);

(iv)

all catalogs, brochures, promotional literature, films, drawings, specifications, technical documents, sales manuals, and similar materials specifically relating to Products that were obtained from Cook or its affiliates and are then in Distributor’s possession or control on expiration or termination of this Agreement or received thereafter by Distributor shall, at Cook’s request and at Cook’s cost, be returned to Cook, together with any copies and translations of the same; and

(v)

Distributor shall have no claim against Cook for compensation or indemnification of any kind, whether on account of Distributor’s loss of present or prospective profits from sales or anticipated sales of Product; expenditures, investments, or commitments made in connection with such sales or anticipated sales or the establishment, development, or maintenance of Distributor’s business; or any other cause, including, without limitation, increased good will, profits, sales volume or number of customers to the past, present or future benefit of Cook, or post-expiration or post-termination reorganization, personnel displacement or severance expenses, or any statutory rights to indemnification, damages, or other compensation, except to the extent arising out of Cook’s gross negligence or its willful failure to perform its obligations under this Agreement.

ARTICLE XII—Notices

A.

For purposes of serving notices, requesting approvals, granting authorizations, or transmitting any correspondence related to this Agreement, the addresses of Cook and Distributor shall be the addresses set forth below. Either party may change its address on written notice to the other party.

Cook:	Cook Biotech Incorporated	Distributor:	Keystone Dental, Inc.
	1425 Innovation Place		144 Middlesex Turnpike
	West Lafayette, IN 47906		Burlington, MA 01803
	Attn: President		Attn: R. Olsen, President and CEO
	Telefax: (765) 497-2361		Telefax: (781) 328-3400

B.

All orders, notices, approvals, and authorizations shall be reduced to writing and shall be personally served on an officer of the other party, sent to the other party via overnight delivery with a reputable overnight delivery service, or transmitted by telefax with a confirmation copy sent via overnight delivery with a reputable overnight delivery service. Notice shall be effective upon receipt or rejection by the receiving party.

ARTICLE XIII—Indemnification

A.

Each party (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other party, its directors, officers, employees, agents and insurers (the “Indemnified Parties”), from and against any and all demands, actions, defense of actions, causes of action (whether judicial, administrative or otherwise), losses, claims, damages, judgments, fees, expenses (including without limitation attorneys’ fees, interest, penalties, investigative expenses and court costs) and liabilities relating to, or caused by, or arising out of or in connection with, without limitation, any one or more of the following:

(i)

the breach by the Indemnifying Party of any statutory laws or regulations or judicial orders or determinations of any country or government subdivision, other than any of the foregoing that would require compensation by Cook for severance, disability, or social security payments, or providing for payment or any other compensation to Distributor, its past or present employees, sub-distributors or sub representatives or any party associated therewith, as a result of the expiration or termination of this Agreement or any sub-distributor agreement; or

(ii)	any breach by the indemnifying Party of its obligations, representations or warranties set for thin this Agreement.

ARTICLE XIV—Miscellaneous

A.	Waiver. The failure to enforce any provision of this Agreement shall not be construed as a waiver or limitation of the right to subsequently enforce every provision of this Agreement.

B.	Amendments. No amendment, modification, or addition to this Agreement shall be binding on the parties unless reduced to writing and duly executed by Cook and Distributor.

C.

Assignments. Neither Cook nor Distributor may assign or transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, Cook and Distributor, without the consent of the other, may assign or transfer this Agreement and any or all of its rights or obligations hereunder to an affiliate or in connection with a merger or sale of all or substantially all of its capital stock or assets.

D.

Force Majeure. Neither Cook nor Distributor (except as specifically set forth in Article X(B), subparagraphs (iv), (viii) or (ix)) shall be liable for any delay or default caused by force majeure. including, without limitation, war, revolution, terrorism, rebellion, or riot; fire, flood, storm, or explosion; strike, lockout, or injunction; act of national government or supra-national agency; shortage of fuel, power, raw material, labor, or transportation facilities; or accident or breakage of machinery provided the affected party uses every reasonable effort to correct or eliminate the cause preventing performance and to resume performance as soon as possible. The provisions of this Section shall not apply to obligations to pay any monetary amount owing under this Agreement. If any of the foregoing circumstances are reasonably likely to preclude Cook from supplying Distributor with its requirements for Products for a period in excess of sixty (60) days, Distributor shall have the right to purchase alternative products from other manufacturers, the provisions of Article II(A)(x) not withstanding, until such time as Distributor reasonably believes that Cook is able to recommence uninterrupted production of Products in sufficient quantity to meet Cook’s obligations hereunder.

E.

Severability. Any provision of this Agreement prohibited by applicable law shall be ineffective to the extent of the prohibition but shall not affect the validity or enforceability of the remaining provisions.

F.

Governing Law. This Agreement shall be construed exclusively in accordance with the laws of Indiana, without regard to conflict of laws principles, and shall in no way be subject to the United Nations Convention on Contracts for the International Sale of Goods. The parties stipulate that Cook’s office in Indiana has the closest relationship and contacts of the parties to this Agreement and its performance.

G.

No Agency. Distributor is an independent contractor and not an agent of Cook for any purpose. Distributor is not granted any right or authority to expressly or impliedly assume or create any. responsibility on behalf of Cook or bind Cook in any manner.

H.

Governing Language. All communications, evidences, reports, opinions and other documents delivered under this Agreement, unless submitted in the English language, shall be accompanied by one certified English translation for each copy of the foregoing so submitted, and the English version shall govern in the event of any conflict with the non-English version thereof.

I.

Entire Agreement. This Agreement, and its Exhibits, and any document incorporated into this Agreement by reference shall constitute the entire Agreement between the parties as to the subject matter hereof and supersede all prior oral or written agreements as to such subject matter. No representations other than those contained herein are made by either party to the other.

Each of the parties has caused this Agreement to be executed below by its duly authorized representative.

COOK BIO TECH INCORPORATED		KEYSTONE DENTAL, INC.

By:	/s/ Mark W. Bleyer	By:
Printed:	Mark W. Bleyer	Printed:
Title:	President’s CEO	Title:
Date:	09 Aug 2007	Date:

Exhibit “A”

Pricing

Product	Suggested Retail Price	Expected Discount	Targeted Net Resale Price	Purchase Price
Surgisis® periodontal patch				The greater of $31.00 or 40% of the Targeted Net Resale Price

Exhibit “B”

Minimum Quantities

During 2008 or the first four full calendar quarters following the first commercial shipment, whichever is later, minimums will not apply.

Thereafter, annual minimums will be mutually agreed to by both parties based on current market conditions and sales results during the prior year.

Exhibit “C”

Distributor’s Trademarks

Exhibit “D”

ACKNOWLEDGEMENT

This is an acknowledgement (“Acknowledgement”) to the Distribution Agreement (“Agreement”) that was executed on the 9th day of August, 2007 by and between Cook Biotech Incorporated, an Indiana corporation having a place of business at 1425 Innovation Place, West Lafayette, Indiana 47906 (“Cook”), and Keystone Dental, Inc., a Delaware corporation having a place of business at 3 Burlington Woods Drive, Burlington MA01803 (“Distributor”).

Cook and Distributor each hereby confirm that it has reviewed the results of clinical trials of the Initial Product in accordance with Sections 1(A) and X(A).

Cook and Distributor agree that the terms and conditions of the Agreement are now effective as of the date that both parties sign below.

COOK BIOTECH INCORPORATED	KEYSTONE DENTAL, INC.

By:	By:

Printed Name:	Printed Name:

Title:	Title:

Date:	Date:

AMENDMENT TO DISTRIBUTION AGREEMENT

THIS amendment (the “Amendment”) is made as of November 21, 2017 by and between Cook Biotech, an Indiana corporation, having its principal place of business at 1425 Innovation Place, West Lafayette Indiana (“Cook”), Keystone Dental, Inc., a Delaware corporation having its principal place of business at 154 Middlesex Turnpike, Burlington, Massachusetts 01803 USA (“Keystone”), together, the “Parties”.

RECITALS

WHEREAS, Cook, designed, developed and manufactures a biological extracellular membrane product named DynaMatrix (“DynaMatrix”);

WHEREAS, pursuant to that certain Distribution Agreement by and between Cook US and Keystone, dated as of August 9, 2007, as amended by Amendment to Distribution Agreement, dated April 2, 2010 and further amended by Second Amendment to Distribution Agreement dated October 24, 2011 (the “Distributor Agreement’’) Cook has appointed Keystone as the exclusive worldwide distributor of certain products, including DynaMatrix, for use in the oral cavity for endodontic and periodontic applications and oral and maxillofacial surgery solely as they relate to dental soft or hard tissue repair (the “Field”);

WHEREAS, the Parties agree that it is in the best interests of the Parties to amend the Distribution Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and obligations contained herein, the parties hereby agree, each with the other, as follows:

1.

Cook waives the notice period required for renewal of this Agreement and the Parties hereby agree that this Agreement is extended in full force and effect until the Term expires on December 31, 2022 unless extended by mutual agreement of the Parties or earlier terminated in accordance with Article X of the Agreement;

2.	Cook agrees to maintain the pricing currently in effect through the end of the 2018 calendar year;

3.	Keystone agrees to provide a unit forecast annually, no later than October 31 for the ensuing calendar year

4.	Keystone agrees to purchase a minimum of $1,500,000/year from Cook Biotech

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives below as of the date first set forth above.

Keystone Dental, Inc.

/s/ Michael Kehoe
Name: Michael Kehoe
Title: President & CEO

Cook Biotech

/s/ Umesh patel
Name:Umesh patel
Title:President